Exhibit 5

                                                                   June 13, 2003

Repligen Corporation
41 Seyon Street, Building #1, Suite 100
Waltham, MA 02453

      Re: S-3 Registration Statement

Ladies and Gentlemen:

      We are counsel to Repligen Corporation, a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Form S-3 Registration Statement (the "Registration Statement"), covering the sale to the public of up to 2,500,000 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), which may be sold by a stockholder of the Company as set forth in the Registration Statement.

      We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

      Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                           Very truly yours,


                                           /s/ TESTA, HURWITZ & THIBEAULT, LLP

                                           TESTA, HURWITZ & THIBEAULT, LLP